Exhibit 10.9

Environmental Indemnity Agreement

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (the “Agreement”) is made as of the 27th day of June, 2012, by INTEGRATED BIOPHARMA, INC., a corporation of the State of Delaware (“Integrated”), InB:MANHATTAN DRUG COMPANY, INC., a corporation of the State of New York (“MD”), AGROLABS, INC., a corporation of the State of New Jersey (“AL”), IHT HEALTH PRODUCTS, INC., a corporation of the State of Delaware (“IHT”), VITAMIN FACTORY, INC., a corporation of the State of Delaware (“Vitamin”), IHT PROPERTIES CORP., a corporation of the State of Delaware (“IHTP” and collectively with Integrated, MD, AL, IHT and Vitamins, the “Borrower” and the “Indemnitor”), each with an address at 225 Long Avenue, Building 15, P.O. Box 278, Hillside, New Jersey  07205,  in favor of PNC BANK, NATIONAL ASSOCIATION, as Agent for Lenders (the “Bank”), with an address at Two Tower Center Boulevard, East Brunswick, New Jersey  08816.

A.           Pursuant to a certain Revolving Credit, Term Loan and Security Agreement by and among the Borrower, the Bank, the other financial institutions named therein (collectively with the Bank, the “Lenders”), and the Bank as Agent for the Lenders (Bank in such capacity, the “Agent”) dated the date hereof (as may be amended, modified, restated, replaced, increased and/or extended from time to time, the “Loan Agreement”), the Borrower has borrowed from the Lenders certain loans in the original principal amount of $11,727,000 (as such amount may be increased and/or decreased from time to time, the “Loan”) as evidenced by a certain Revolving Credit Note dated the date hereof executed by the Borrower in favor of the Agent for the benefit of the Lenders in the amount of $8,000,000 (as may be amended, restated, modified, replaced, extended and/or increased from time to time, the “Revolving Note”) and a certain Term Note dated the date hereof executed by the Borrower in favor of the Agent for the benefit of the Lenders in the amount of $3,727,000 (as may be amended, restated, modified, replaced, extended and/or increased from time to time, the “Term Note” and collectively with the Revolving Note and collectively with any and all other notes that may be delivered from time to time in connection with any obligation of the Borrower to the Lenders, as all may be amended, modified, restated, replaced, increased and/or extended from time to time, the “Note”) (the Loan Agreement, the Note and any mortgage, deed of trust, deed to secure debt and all of such related agreements, and all other documents evidencing, securing or guaranteeing payment of any obligations to the Lenders, as any of the same may be amended, modified, supplemented, replaced or refinanced from time to time, are hereinafter collectively referred to as the “Loan Documents”), which Loan Documents are incorporated herein by reference and made a part hereof; and

B.           The obligations under the Loan Documents are secured by, among other things, a certain Mortgage and Security Agreement executed by IHTP in favor of the Bank dated the date hereof (as the same may be amended, modified, restated, replaced and/or refinanced from time to time, the “Mortgage”) against certain premises described in Exhibit A attached hereto (the “Property”), and recorded or to be recorded in the real estate records of the County or Counties in New Jersey where the Premises are located; and

C.           To induce the Bank to agree to make the Loan, the Indemnitor has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Indemnitor hereby covenants, warrants, represents and agrees as follows:

1.           Bank Rights Under the Agreement.  The Bank’s rights and remedies under this Agreement shall be in addition to all rights and remedies of the Bank under the Mortgage, the Loan Agreement, the Note and any guaranty or guarantees (whether of payment or performance) given to the Bank in connection with the Loan and under any Loan Document.  Payments, if any, by the Indemnitor as required under this Agreement shall not reduce the Indemnitor’s obligations and liabilities under any of the Loan Documents.  Any default by the Indemnitor under this Agreement (including any breach of any representation or warranty made by the Indemnitor) shall, at the Bank’s option, constitute a default and an Event of Default (“Event of Default”) under the Loan Agreement, the Note, the Mortgage and/or any of the other Loan Documents after the expiration of any applicable cure period.

2.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Environmental Laws” means all federal, state or commonwealth and local laws, regulations, statutes, codes, rules, resolutions, directives, orders, executive orders, consent orders, guidance from regulatory agencies, policy statements, judicial decrees, standards, permits, licenses and ordinances, or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, safety or the environment, whether now or in the future enacted, promulgated or issued, including the laws of the state where the Mortgage is or is to be recorded;

(b)           “Regulated Substances” includes any substances, chemicals, materials or elements that are prohibited, limited or regulated by the Environmental Laws, or any other substances, chemicals, materials or elements that are defined as “hazardous” or “toxic,” or otherwise regulated, under the Environmental Laws, or that are known or considered to be harmful to the health or safety of occupants or users of the Property.  The term Regulated Substances shall also include any substance, chemical, material or element (i) defined as a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§ 9601, et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder; (ii) defined as a “regulated substance” within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i), and regulations promulgated thereunder; (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. § 1321), or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317); (iv) defined as “hazardous”, “toxic”, or otherwise regulated, under any Environmental Laws adopted by the state in which the Property is located, or its agencies or political subdivisions; (v) which is petroleum, petroleum products or derivatives or constituents thereof; (vi) which is asbestos or asbestos-containing materials; (vii) the presence of which requires notification, investigation or remediation under any Environmental Laws or common law; (viii) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; (ix) the presence of which on adjacent properties would constitute a trespass by the Indemnitor; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (xi) which is lead base paint or lead base paint-containing materials; (xii) which are polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (xiii) which is radon or radon-containing or producing materials; or (xiv) which by any laws of any governmental authority requires special handling in its collection, storage, treatment, or disposal; and

(c)           “Contamination” means the seeping, spilling, leaking, pumping, pouring, emitting, using, emptying, discharging, injecting, escaping, leaching, dumping, disposing, releasing or the presence of Regulated Substances at, under or upon the Property or into the environment, or arising from the Property or migrating to or from the Property, which may require notification, treatment, response or removal action or remediation under any Environmental Laws.

(D)           “Phase I” or “Phase I Report” means that certain Phase 1 Environmental Site Assessment Report For Tax Block 1108, Lot 43, 201 Route 22, Hillside, New Jersey, prepared for Integrated BioPharma, Inc. prepared by Langan Engineering & Environmental Services, dated May 7, 2012.

3.           Representations and Warranties.  The Indemnitor hereby represents and warrants that to the best of the Indemnitor’s knowledge, after due inquiry and investigation, except as is otherwise set forth on Schedule I attached hereto and the Phase I and except as provided in the last sentence of Section 4 herein:

(a)           no Contamination is present at, on or under the Property and no Contamination is being emitted from the Property onto any surrounding or adjacent areas;

(b)           all activities and operations at the Property have been and are being conducted in compliance with all applicable Environmental Laws, and the Indemnitor has obtained all permits, licenses, consents and approvals required under the Environmental Laws for the conduct of operations and activities at the Property, and all such permits, licenses, consents and approvals are in full force and effect;

(c)           the Property has never been used to generate, manufacture, refine, transport, handle, transfer, produce, treat, store, dispose of or process any Regulated Substances, except in compliance with all applicable Environmental Laws and in such a manner that no Contamination has been released on or under the Property;

(d)           no underground or aboveground storage tanks subject to regulation under any Environmental Laws are or have been located on or under the Property;

(e)           no measurable levels of radon or radon containing or producing products are present in the existing structures on the Property.  If at any time during the term of the Loan, measurable amounts of radon are detected in any structures on the Property, the Indemnitor hereby agrees, at its sole expense, to take all actions necessary to reduce such radon gas to acceptable levels;

(f)           no civil, administrative or criminal proceeding is pending or, to the knowledge of Indemnitor, threatened against the Indemnitor relating to the condition of or activities at the Property, nor has any notice of any violation or potential liability under any Environmental Laws been received, nor has the Indemnitor reason to believe such notice will be received or proceedings initiated, nor has the Indemnitor entered into any consent, decree or judicial order or settlement affecting the Property, nor has the Indemnitor or the Property been the subject of any other administrative or judicial order or decree;

(g)           the Property is not listed or proposed for listing on the National Priorities List pursuant to Section 9605 of CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state or local list of environmentally problematic/regulated sites;

(h)           no portion of the Property constitutes wetland or other “water of the United States”, flood plain or flood hazard area, or coastal zone, as defined by the applicable Environmental Laws;

(i)           no lien has been attached to any revenues or any real or personal property owned by the Indemnitor and located in the state where the Property is located, including the Property, for damages or cleanup, response or removal costs, under any Environmental Laws, or arising from an intentional or unintentional act or omission in violation thereof by the Indemnitor, or any previous owner or operator of the Property;

(j)           no Contamination has been discharged or emitted from the Property into waters on, under or adjacent to the Property, or onto lands from which Regulated Substances might seep, flow or drain into such waters;

(k)           no report, analysis, study or other document prepared by or for any person exists identifying that any Contamination has been, or currently is, located upon or under the Property;

(l)           neither the transaction contemplated by the Loan Documents nor any other transaction involving the sale, transfer or exchange of the Property will trigger or has triggered any obligation under the Environmental Laws to make a filing, provide a deed notice, provide disclosure or take any other action, or in the event that any such transaction-triggered obligation does arise or has arisen under any Environmental Laws, all such actions required thereby have been taken;

(m)           the execution, delivery and performance by the Indemnitor of this Agreement does not and will not contravene any (i) law or governmental rule, regulation or order which is applicable to the Indemnitor and no authorization, approval or other action by, and no notice to or filing with, any governmental entity is required for the due execution, delivery and performance by the Indemnitor of this Agreement, or (ii) contractual restriction which is binding upon or which affects the Indemnitor, and does not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any property of the Indemnitor other than Permitted Encumbrances; and

(n)           this agreement is a legal, valid and binding obligation of the Indemnitor, enforceable against the Indemnitor in accordance with its terms.

4.           Environmental Covenants.  The Indemnitor hereby covenants and agrees as follows:

(a)           to cause all activities at the Property during the term of the Loan to be conducted in compliance with all applicable Environmental Laws;

(b)           to provide the Bank with copies of all:  (i) correspondence, notices of violation, summons, orders, complaints or other documents received by the Indemnitor, its lessees, sublessees, occupants or assigns, pertaining to compliance with any Environmental Laws from the date hereof; (ii) reports of previous environmental investigations undertaken at the Property which the Indemnitor knows of, or has or can obtain possession; (iii) licenses, certificates and permits required by the Environmental Laws; (iv) a description of the operations and processes of the Indemnitor; and (v) any other information that the Bank may reasonably request;

(c)           not to generate, manufacture, refine, transport, transfer, produce, store, use, process, treat, dispose of, handle, or in any manner deal with, any Regulated Substances on any part of the Property, nor permit others to engage in any such activity on the Property, except for (i) those Regulated Substances which are used or present in the ordinary course of the Indemnitor’s business in compliance with all applicable Environmental Laws, and except as disclosed on Schedule I attached hereto or in the Phase I, and have not been released into the environment in such a manner as to constitute Contamination hereunder; and (ii) those Regulated Substances which are naturally occurring on the Property, but only in such naturally occurring form;

(d)           not to cause or permit, as a result of any intentional or unintentional act or omission on the part of the Indemnitor or any tenant, subtenant, occupant or assigns, the presence of Regulated Substances or Contamination on the Property, except for (i) those Regulated Substances which are used or present in the ordinary course of the Indemnitor’s business in compliance with all applicable Environmental Laws, are listed on Schedule I attached hereto or in the Phase I, and have not been released into the environment in such a manner as to constitute Contamination hereunder, and (ii) those Regulated Substances which are naturally occurring on the Property, but only in such naturally occurring form;

(e)           to give notice and a full description to the Bank within three (3) Business Days upon the Indemnitor’s acquiring knowledge of (i) any and all enforcement, clean-up, removal or other regulatory actions threatened, instituted or completed by any governmental authority with respect to the Indemnitor or the Property; (ii) all claims made or threatened by any third party against the Indemnitor or the Property relating to damage, contribution, compensation, loss or injury resulting from any Regulated Substances or Contamination; (iii) any complaint made or threatened by any third party against the Indemnitor or the Property relating to damage, contribution, compensation, loss or injury resulting from any Regulated Substances or Contamination; (iv) the presence of any Contamination on, under, from or affecting the Property; (v) Indemnitor’s violation of any Environmental Laws; (vi) the imposition, attachment or recording of any lien or encumbrance under applicable Environmental Laws against the Property and/or any personal or other real property owned by Indemnitor; and (vii) the inability to obtain or renew any Environmental Permit or a notice from a governmental authority that it has revoked or suspended, or otherwise intends to revoke or suspend, whether in whole or in part, any permit for the Property, which permit relates, in any way, to any Environmental Law;

(f)           to timely comply with any Environmental Laws requiring the removal, treatment, storage, processing, handling, transportation or disposal of such Regulated Substances or Contamination and provide the Bank with satisfactory evidence of such compliance;

(g)           to conduct and complete all investigations, studies, sampling and testing, as well as all remedial, removal and other actions necessary to clean up and remove all Contamination on, under, from or affecting the Property, all in accordance with the Environmental Laws; and

(h)           to continue to have all necessary licenses, certificates and permits required under the Environmental Laws relating to the Indemnitor and its Property, facilities, assets and business.

Notwithstanding anything to the contrary herein, the Indemnitor is permitted to use and maintain on the Property any substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance in all material respects with all applicable Environmental Laws.

5.           Bank’s Right to Conduct an Investigation.

(a)           The Bank may, at any time and at its sole discretion, commission an investigation into the presence of Regulated Substances or Contamination on, from or affecting the Property, or the compliance with Environmental Laws at, or relating to, the Property.  Such an investigation performed by the Bank shall be at the Indemnitor’s expense if the performance of the investigation is commenced (i) upon the occurrence of a default hereunder or of a default or “Event of Default” under the Loan Agreement, the Note, the Mortgage or any other Loan Document; or (ii) because the Bank has a reasonable belief that the Indemnitor has violated any provision of this Agreement (including any representation, warranty or covenant).  All other investigations performed by the Bank shall be at the Bank’s expense.  In connection with any such investigation, the Indemnitor, its tenants, subtenants, occupants and assigns, shall comply with all reasonable requests for information made by the Bank or its agents and the Indemnitor represents and warrants that all responses to any such requests for information will be correct and complete.  Upon three (3) Business Days notice by the Bank to the Indemnitor, the Indemnitor shall provide the Bank and its agents with rights of access to all areas of the Property and permit the Bank and its agents to perform testing (including any invasive testing) necessary or appropriate, in the Bank’s reasonable judgment, to perform such investigation.

(b)           The Bank is under no duty, however, to conduct such investigations of the Property and any such investigations by the Bank shall be solely for the purposes of protecting the Bank’s security interest in the Property and preserving its rights under the Loan Documents.  No site visit, observation, or testing by the Bank shall constitute a waiver of any default of the Indemnitor or be characterized as a representation regarding the presence or absence of Regulated Substances or Contamination at the Property.  The Bank owes no duty of care to protect the Indemnitor or any third party from the presence of Regulated Substances, Contamination or any other adverse condition affecting the Property nor shall the Bank be obligated to disclose to the Indemnitor or any third party any report or findings made in connection with any investigation done on behalf of the Bank.

6.           Indemnification.

(a)           The Indemnitor covenants and agrees, at its sole cost and expense, to indemnify, defend, protect, save and hold harmless the Bank (including the Bank as holder of the Mortgage, as mortgagee in possession, or as successor in interest to the Indemnitor as owner of the Property by virtue of a foreclosure or acceptance of a deed in lieu of foreclosure) and all of its officers, directors, employees and agents, any participant in the Loan, and their respective successors and assigns, against and from any and all Environmental Damages (as defined in subsection (b) below), which may at any time be imposed upon, threatened against, incurred by or asserted or awarded against the Bank (whether before or after the release, satisfaction or extinguishment of the Mortgage) and arising from or out of:

(i)           the Indemnitor’s failure to comply with any of the provisions of this Agreement, including the Indemnitor’s breach of any covenant, representation or warranty contained in this Agreement; or

(ii)           any Contamination, or threatened release of any Regulated Substances or Contamination, on, in, under, affecting or migrating or threatening to migrate to or from all or any portion of the Property, any surrounding areas or other property or any persons; or

(iii)           any violation of, or noncompliance with, or alleged violation of, or noncompliance with, Environmental Laws (and/or any permit relating to any Environmental Laws) by the Property or the Indemnitor, including, without limitation, costs and fees of lawyers, environmental consultants and the like incurred to remove any environmentally related lien imposed upon the Property; or

(iv)           the willful misconduct, error or omission or negligent act or omission of the Indemnitor; or

(v)           any judgment, lien, order, complaint, notice, citation, action, proceeding or investigation pending or threatened by or before any governmental authority or any private party litigant, including any environmental regulatory body, or before any court of law (including any private civil litigation) with respect to the Indemnitor’s business, assets, property or facilities, or the Property, in connection with any Regulated Substances, Contamination or any Environmental Laws (including the assertion that any lien existing or arising pursuant to any Environmental Laws takes priority over the lien of the Mortgage); or

(vi)           the enforcement of this Agreement or the assertion by the Indemnitor of any defense to its obligations hereunder.

The Indemnitor’s indemnification obligations set forth in this Section 6 shall be in effect and enforceable regardless of whether any such indemnification obligations arise before or after foreclosure of the Mortgage or other taking of title to all or any portion of the Property by the Bank or any affiliate of the Bank, and whether the underlying basis of any claim arose from events prior to the Indemnitor acquiring ownership of the Property.

(b)           For the purposes of this Agreement, “Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time, and including:

(i)           damages for personal injury, or injury to property or natural resources, occurring upon or off of the Property, including lost profits, consequential damages, punitive damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

(ii)           fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs and expenses incurred in connection with investigation, remediation or post-remediation monitoring, operation and maintenance, of any Regulated Substances or Contamination or violation of any Environmental Laws including the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, contaminant, closure, restoration, treatment, investigation work or monitoring work required by any Environmental Laws, or reasonably necessary to make full economic use of the Property or any other property or otherwise expended in connection with such conditions, including any and all Corrective Work under Section 7, and further including any attorneys’ fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder;

(iii)           any additional costs required to take necessary precautions to protect against a release of Regulated Substances or Contamination on, in, under or affecting the Property into the air, any body of water, any other public domain or any surrounding or adjoining areas;

(iv)           any costs incurred to comply, in connection with all or any portion of the Property or any area surrounding or adjoining the Property, with all Environmental Laws;

(v)           liability to any third persons or governmental agency for costs expended in connection with the items referenced in clause (ii) above; and

(vi)           diminution in the value of the Property, and damages for the loss of business and restriction on the use or adverse impact on the marketing of rentable or usable space or of any amenity of the Property.

(c)           Promptly after the receipt by the Bank of written notice of any demand or claim or the commencement of any action, suit or proceeding concerning the Indemnitor or the Bank in connection with the Property, the Bank shall endeavor to notify the Indemnitor thereof in writing.  The failure by the Bank promptly to give such notice shall not relieve the Indemnitor of any liability to the Bank hereunder.

7.           Indemnitor’s Obligation to Perform Corrective Work.

(a)           The Indemnitor shall have the obligation to promptly commence and perform any corrective work required to address any Environmental Damages, including any actions required by the Indemnitor under Section 6 (“Corrective Work”) after the occurrence of any of the following:  (i) the Indemnitor obtains actual knowledge of any Contamination on, in, under, affecting, or migrating to or from the Property or any surrounding areas; or (ii) an event occurs for which the Bank can seek indemnification from the Indemnitor pursuant to Section 6.
(b)           The Indemnitor shall provide to the Bank written notification at least twenty (20) days prior to the commencement of any such Corrective Work, and shall give the Bank a monthly report, during the performance of such Corrective Work, on the Indemnitor’s progress with respect thereto, and shall promptly give the Bank such other information with respect thereto as the Bank shall reasonably request.  Such written notice shall contain the name of the person or entity performing such Corrective Work and shall be accompanied by:  (i) written evidence, satisfactory in form and content to the Bank, showing that such person or entity is fully insured against any and all injury and damages caused by or resulting from the performance of such Corrective Work; and (ii) copies of the plans for such Corrective Work, approved in writing by the appropriate governmental authorities.

(c)           Any Corrective Work conducted by the Indemnitor shall be diligently performed and shall comply with all Environmental Laws and all other applicable laws to correct, contain, clean up, treat, remove, resolve, dispose of or minimize the impact of all Regulated Substances or Contamination.

(d)           Any failure by the Bank to object to any actions taken by the Indemnitor shall not be construed to be an approval by the Bank of such actions.  This Agreement shall not be construed as creating any obligation for the Bank to initiate any contests or to perform or review the Indemnitor’s or any other party’s performance of, any Corrective Work, or disburse any funds for any contests or the performance of any Corrective Work.

8.           Bank’s Right to Select Engineers, Consultants and Attorneys.  Without limiting the other provisions hereof, in the event any claim (whether or not a judicial or administrative action is involved) is asserted against the Bank with respect to Regulated Substances, Environmental Laws or Contamination, the Bank shall have the right to select the engineers, other consultants and attorneys for the Bank’s defense or guidance, determine the appropriate legal strategy for such defense, and compromise or settle such claim, all in the Bank’s sole discretion, and the Indemnitor shall be liable to the Bank in accordance with the terms hereof for liabilities, costs and expenses incurred by the Bank in this regard.

9.           Indemnitor’s Obligation to Deliver Property.  The Indemnitor agrees that, in the event the Mortgage is foreclosed (whether judicially or by power of sale) or the Indemnitor tenders a deed in lieu of foreclosure, the Indemnitor shall deliver the Property to the Bank free of any and all Regulated Substances, (except for (a) those Regulated Substances which are used or present in the ordinary course of the Indemnitor’s business in compliance with all Environmental Laws, are listed on Schedule I hereto and have not been released into the environment in such a manner as to constitute Contamination hereunder, and (b) those Regulated Substances which are naturally occurring on the Property, but only in such naturally occurring form) or Contamination in a condition such that the Property conforms with all Environmental Laws and such that no remedial or removal action will be required with respect to the Property.  The Indemnitor’s obligations as set forth in this Section are strictly for the benefit of the Bank and any successors and assigns of the Bank as holder of any portion of the Loan and shall not in any way impair or affect the Bank’s right to foreclose against the Property.

10.           Bank’s Right to Cure.  In addition to the other remedies provided to the Bank in the Mortgage and the other Loan Documents, should the Indemnitor fail to abide by any provisions of this Agreement, the Bank may, should it elect to do so, perform any Corrective Work and any other such actions as it, in its sole discretion, deems necessary to repair and remedy any damage to the Property caused by Regulated Substances or Contamination or any such Corrective Work.  In such event, all funds expended by the Bank in connection with the performance of any Corrective Work, including all attorneys’ fees, engineering fees, consultant fees and similar charges, shall become a part of the obligation secured by the Mortgage and shall be due and payable by the Indemnitor on demand.  Each disbursement made by the Bank pursuant to this provision shall bear interest at the lower of the Default Rate (as defined in the Loan Agreement) or the highest rate allowable under applicable laws from the date the Indemnitor shall have received written notice that the funds have been advanced by the Bank until paid in full.

11.           Scope of Liability.  The liability under this Agreement shall in no way be limited or impaired by (a) any extension of time for performance required by any of the Loan Documents; (b) any sale, assignment or foreclosure of the Loan Agreement, the Note or Mortgage, the acceptance of a deed in lieu of foreclosure or trustee’s sale, or any sale or transfer of all or part of the Property; (c) the discharge of the Loan Agreement, the Note or the reconveyance or release of the Mortgage; (d) any exculpatory provisions in any of the Loan Documents limiting the Bank’s recourse; (e) the accuracy or inaccuracy of the representations and warranties made by the Indemnitor, or any other obligor under any of the Loan Documents; (f) the release of the Indemnitor or any guarantor or any other person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, the Bank’s voluntary act or otherwise; (g) the release or substitution, in whole or in part, of any security for the Loan Agreement, the Note or other obligations; or (h) the Bank’s failure to record the Mortgage or file any UCC financing statements (or the Bank’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Loan Agreement, the Note or other obligations; and, in any such case, whether with or without notice to the Indemnitor or any guarantor or other person or entity and with or without consideration.

12.           Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address any party may give to the other for such purpose in accordance with this section.

13.           Preservation of Rights.                                             No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.  Any representations, warranties, covenants or indemnification liabilities for breach thereof contained in this Agreement shall not be affected by any knowledge of, or investigations performed by, the Bank.  Any one or more persons or entities comprising the Indemnitor, or any other party liable upon or in respect of this Agreement or the Loan, may be released without affecting the liability of any party not so released.

14.           Illegality.  If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

15.           Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Indemnitor from, any provision of this Agreement will be effective unless made in a writing signed by the Bank and Indemnitors, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Indemnitor will entitle the Indemnitor to any other or further notice or demand in the same, similar or other circumstance.

16.           Successors and Assigns; Survival.  This Agreement will be binding upon the Indemnitor and its heirs, administrators, successors and assigns, and will inure to the benefit of the Bank and its successors and assigns as well as any persons or entities who acquire title to or ownership of the Property from, or through action by, the Bank (including at a foreclosure, sheriff’s or judicial sale); provided, however, that the Indemnitor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part, subject to Section 16.3 of the Loan Agreement.  The Indemnitor’s obligations under this Agreement shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of the Property by the Indemnitor or the Bank and payment of the Loan in full.

17.           Interpretation.  In this Agreement, unless the Bank and the Indemnitor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  If this Agreement is executed by more than one party as Indemnitor, the obligations of such persons or entities will be joint and several.

18.           Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York.  This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York.  The Indemnitor and the Bank hereby irrevocably consent to the exclusive jurisdiction of any state or federal court in the county or judicial district in New York County, State of New York; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Indemnitor individually, against any security or against any property of the Indemnitor within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Indemnitor agree that the venue provided above is the most convenient forum for both the Bank and the Indemnitor.  The Indemnitor and Bank waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

19.           Further Assurances.  Indemnitor will, at the cost of Indemnitor, upon the Bank’s request, execute, acknowledge and deliver to the Bank such further documents and statements and do or cause to be done such acts or things as the Bank may deem necessary or appropriate to effect the transactions contemplated hereby or to confirm the assumption of and agreement to pay, perform and discharge the liabilities and obligations hereby assumed and agreed to be paid, performed or discharged, or intended so to be.

20.           WAIVER OF JURY TRIAL.  THE INDEMNITOR IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE INDEMNITOR AND BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

21.  If any provisions of this Agreement and the Loan Agreement conflict, the terms of this Agreement shall control.

The Indemnitor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES TO FOLLOW

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ATTEST:		INTEGRATED BIOPHARMA.INC.

By:	/s/ Dina L. Masi	By:	/s/ E. Gerald Kay
Name: DINA L. MASI		Name: E. GERALD KAY
Title: Secretary		Title: President and Chief Executive Officer

ATTEST:		InB:MANHATTAN DRUG COMPANY, INC.

By:	/s/ Dina L. Masi	By:	/s/ Riva Sheppard
Name: DINA L. MASI		Name: RIVA SHEPPARD
Title: Secretary		Title: President and Chief Executive Officer

ATTEST:		AGROLABS, INC.

By:	/s/ Dina L. Masi	By:	/s/ Christina Kay
Name: DINA L. MASI		Name: CHRISTINA KAY
Title: Secretary		Title: President and Chief Executive Officer

ATTEST:		IHT HEALTH PRODUCTS, INC.

By:	/s/ Dina L. Masi	By:	/s/ Christina Kay
Name: DINA L. MASI		Name: CHRISTINA KAY
Title: Secretary		Title: President and Chief Executive Officer

ATTEST:		VITAMIN FACTORY, INC.

By:	/s/ Dina L. Masi	By:	/s/ Riva Sheppard
Name: DINA L. MASI		Name: RIVA SHEPPARD
Title: Secretary		Title: President and Chief Executive Officer

ATTEST:		IHT PROPERTIES, CORP.

By:	/s/ Dina L. Masi	By:	/s/ E. Gerald Kay
Name: DINA L. MASI		Name: E. GERALD KAY
Title: Secretary		Title: President and Chief Executive Officer

EXHIBIT A
Legal Description

ALL that certain lot, parcel or tract of land, situate and lying in the Township of Hillside, County of Union, State of New Jersey, being known and designated as Lot 47 in Block 1108 on the tax map of the Township of Hillside and being more particularly described as follows:

BEGINNING at a point formed by the intersection of the northeasterly side of New Jersey State Highway Route 22 (width varies), and the dividing line between Block 1108, Lot 47 and Block 1108, Lot 57, said point being distance 163.17 feet measured northwesterly along said Route 22, from the intersection of the said northeasterly line of Route 22 and the northwesterly line of Harding Terrace (50'wide); thence

(1)	along said northeasterly line of Route 22, North 65 degrees 58 minutes 00 seconds West, a distance of 103.25 feet to a point of curvature; thence

(2)
continuing along said northeasterly line of Route 22 on a curve to the right, having an arc distance of 172.12 feet, a radius of 1,108.78 feet, a central angle of 8 degrees 53 minutes 39 seconds and being subtended by a chord which bears North 61 degrees 31 minutes 11 seconds West, 171.95 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 46; thence

(3)	along said dividing line, North 42 degrees 44 minutes 00 seconds East, a distance of 150.00 feet to a point; thence

(4)	still along said fine, North 55 degrees 15 minutes 56 seconds West, a distance of 29.92 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 45; thence

(5)	continuing along said dividing line, North 42 degrees 44 minutes 00 seconds East, a distance of 114.81 feet to a point of cusp on the southerly line of Hillside Avenue (60' wide); thence

(6)
along said southerly line of Hillside Avenue in a easterly direction on a curve to the left, having an arc distance of 86.82 feet, a radius of 288.00 feet, a central angle of 17 degrees 16 minutes 20 seconds and being subtended by a chord which bears South 89 degrees 12 minutes 40 seconds East, 86.49 feet to a point of cusp on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 48; thence;

(7)	along said dividing line, South 34 degrees 22 minutes 00 seconds West, a distance of 84.19 feet to a corner in the dividing line; thence

(8)	continuing along said dividing line, South 55 degrees 38 minutes 00 seconds East, a distance of 42.75 feet to another corning in said dividing line; thence

(9)	still along said dividing line, North 34 degrees 22 minutes 00 seconds East, a distance of 63.74 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 49; thence

(10)	along said dividing line, South 55 degrees 38 minutes 00 seconds East, a distance of 95.00 feet to a corner in said dividing line; thence

(11)	still along said dividing line, North 34 degrees 22 minutes 00 seconds East, a distance of 5.20 feet to the dividing line between Block 1108, Lot 47 and Block 1108, Lot 50; thence

(12)	along said dividing line, South 55 degrees 35 minutes 30 seconds East, a distance of 54.75 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 51; thence

(13)	running South 34 degrees 29 minutes 30 seconds West, a distance of 59.96 feet to a point; thence

(14)	running North 55 degrees 38 minutes 00 seconds West, a distance of 0.34 feet to a point; thence

(15)	running South 34 degrees 23 minutes 30 seconds West, a distance of 198.62 feet to the place of BEGINNING.

SCHEDULE I
List of Exceptions

Any matters or exceptions set forth in the Phase I, if any.